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                                                             Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                    Three Months Ended     Nine Months Ended
                                       September 30           September 30
                                    ------------------     -----------------
                                        1998      1997        1998      1997
                                       -----     -----       -----     -----
EARNINGS:
Basic:
Net income (loss), as reported       $63,802   215,172     (38,801)  673,532
Dividends on preferred
 stock, net of taxes                  (2,126)   (2,163)     (6,395)   (8,175)
Premium on preferred
 shares redeemed                        (820)   (1,523)     (3,025)   (2,434)
                                     -------   -------     -------   -------
  Net income (loss) available
    to common shares                 $60,856   211,486     (48,221)  662,923
                                     =======   =======     =======   =======

Diluted:
Net income (loss), as reported       $63,802   215,172     (38,801)  673,532
Dividends on preferred
 stock, net of taxes                       -         -      (6,395)   (1,659)
Premium on preferred
 shares redeemed                        (820)   (1,523)     (3,025)   (2,434)
Dividends on convertible monthly
 income preferred securities,
  net of taxes                         2,018     2,018           -     6,055
Additional PSOP expense due to
 assumed conversion of
  preferred stock, net of taxes         (564)     (659)          -    (1,995)
Interest expense on zero
 coupon bonds, net of taxes              826       796           -     2,338
                                     -------   -------     -------   -------
   Net income (loss) available
    to common shares                 $65,262   215,804     (48,221)  675,837
                                     =======   =======     =======   =======

SHARES:
Basic:
 Weighted average common
  shares outstanding                 236,244   229,885     235,214   230,101
                                     =======   =======     =======   =======

Diluted:
 Weighted average common
  shares outstanding                 236,244   229,885     235,214   230,101
 Additional dilutive effect of:
  Assumed conversion of
   preferred stock                     7,530     7,760           -     7,818
  Assumed conversion of
   monthly income preferred
   securities                          7,017     7,017           -     7,017
  Assumed conversion of
   zero coupon bonds                   2,914     2,923           -     2,923
  Assumed exercise of stock
   options outstanding                 2,822     4,838           -     4,627
                                     -------   -------     -------   -------
    Weighted average, as adjusted    256,527   252,423     235,214   252,486
                                     =======   =======     =======   =======

EARNINGS (LOSS) PER COMMON
 SHARE:
    Basic                              $0.26      0.92       (0.21)     2.88
    Diluted                            $0.25      0.85       (0.21)     2.68


Diluted earnings per share is the same as Basic earnings per share for the nine months ended Sept. 30, 1998 because Diluted earnings per share calculated in accordance with SFAS No. 128 for The St. Paul's loss from continuing operations results in anti-dilution.